SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         STANLEY FURNITURE COMPANY, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        STANLEY FURNITURE COMPANY, INC.
                                 ROUTE 57 WEST
                          STANLEYTOWN, VIRGINIA  24168



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 25, 1996

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Stanley Furniture Company, Inc. (the "Company") will be held at the Company's showroom, International Home Furnishings Center, 1158 Commerce Building, High Point, North Carolina, on Thursday, April 25, 1996, at 11:00 A.M., for the following purposes:

                  (1) To elect one director to serve a three-year term on the Company's Board of Directors;

                  (2) To ratify the selection of Coopers & Lybrand L.L.P. as the independent public accountants for the Company for 1996; and

                  (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The shareholders of record of the Company's common stock at the close of business on February 29, 1996 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

         Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                             By Order of the Board of Directors,

                                                            Douglas I. Payne
                                                            Secretary

March 8, 1996

                        STANLEY FURNITURE COMPANY, INC.
                                 ROUTE 57 WEST
                          STANLEYTOWN, VIRGINIA  24168

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 1996


         The enclosed proxy is solicited by and on behalf of the Board of Directors of Stanley Furniture Company, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, April 25, 1996, at 11:00 A.M., at the Company's showroom, International Home Furnishings Center, 1158 Commerce Building, High Point, North Carolina, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 8, 1996 to all holders of record of the Company's common stock, $.02 par value (the "Common Stock") on February 29, 1996. Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.


                                 VOTING RIGHTS

         On February 29, 1996 there were 4,724,764 shares of Common Stock outstanding and entitled to vote. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the meeting can elect all of the directors to be elected at the meeting. The ML-Lee Acquisition Fund, L.P., a Delaware limited partnership (the "Lee Fund") owns approximately 57% of the outstanding Common Stock and can elect the entire Board of Directors, and approve the other matters to be considered at the Annual Meeting, without the vote of any other shareholder. See "Security Ownership of Certain Beneficial Owners and Management."

                             ELECTION OF DIRECTORS

         The Board of Directors of the Company presently consists of four directors who are divided into three classes with staggered terms. The term of Mr. C. Hunter Boll expires at the time of the 1996 Annual Meeting of Shareholders. The Company proposes the reelection of Mr. Boll for a three-year term expiring at the time of the 1999 Annual Meeting.

         The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominee listed on the proxy card, except that in the event the nominee should not continue to be available for election, such proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that the nominee named below will be unable or unwilling to serve.


NOMINEE FOR ELECTION FOR THREE-YEAR TERM ENDING 1999

         C. Hunter Boll, 40, has been a Director of the Company since September 1988. Mr. Boll is a Managing Director of the Thomas H. Lee Company (the "Lee Company"), a sole proprietorship engaged in acquiring or making controlling investments in established operating companies. Mr. Boll is also Vice President of Thomas H. Lee Advisors I, Inc., a Massachusetts business trust ("THL Advisors I") which is responsible for the identification of investments made by the Lee Fund. Mr. Boll is also a Vice President of T. H. Lee Mezzanine II ("Mezzanine II"), which is the general partner of Thomas H. Lee Advisors II, L.P., a Delaware limited partnership ("THL Advisors II"), which is responsible for the identification of investments made by the ML-Lee Acquisition Fund II, L.P. and the ML-Lee Acquisition Fund II (Retirement Accounts), L.P., both Delaware limited partnerships (together the "Lee Fund II"). THL Advisors I and THL Advisors II also perform managerial functions for the Lee Fund and Lee Fund II, respectively, of the type usually carried out by an investment advisor to a business development company. From 1984 to 1986, Mr. Boll was a consultant with The Boston Consulting Group, which renders general business consulting services.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

         David V. Harkins, 55, has been a Director of the Company since September 1988. He is a Senior Managing Director of the Lee Company. Mr. Harkins is also Senior Vice President and a Trustee of THL Advisors I. Mr. Harkins is also Senior Vice President of Mezzanine II. Mr. Harkins is chairman of National Dentex Corporation and also a director of First Alert, Inc. and Petco Holding Corp. His present term will expire in 1997.

         Albert L. Prillaman, 50, has been a Director of the Company since March 1986, President and Chief Executive Officer of the Company since December 1985 and Chairman of the Board of Directors since September 1988. Prior thereto, Mr. Prillaman had served as a Vice President of the Company and President of the Stanley Furniture division of the Company's predecessor since 1983, and in various executive and other capacities with predecessors of the Stanley Furniture division of the Company since 1969. Mr. Prillaman is a director of Mainstreet Bankgroup Incorporated. His present term will expire in 1997.

         Edward J. Mack, 80, has been a Director of the Company since January 17, 1989. From 1948 to 1981 Mr. Mack served in various capacities with
Burlington Industries, Inc., including director and Executive Vice President with responsibility for Burlington's furniture operations. He has been an independent consultant, primarily with Burlington Industries, Inc., and President of Global Business Services, LTD, an international trading company for more than five years. His present term will expire in 1998.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company has an Audit Committee, presently consisting of Messrs. Harkins, Boll and Mack, which is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the selection or discharge of such accountants. The Audit Committee met once in 1995.

         The Company has a Compensation Committee, presently consisting of Messrs. Harkins, Boll and Mack, which makes recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee also administers the Company's 1992 and 1994 Stock Option Plan and has authority to grant options under such plans to officers and key employees, as designated by the Compensation Committee, and to determine the terms of such options in accordance with such plans. The Compensation Committee also administers the Company's Executive Loan Plan. The Compensation Committee met four times during 1995.

         The full Board of Directors met four times during 1995. Each incumbent director, attended or acted upon at least 75% of the total 1995 board meetings and committee meetings held during periods that he was a member of the Board or such committees.

         Mr. Mack receives compensation for serving as a Director at the rate of $15,000 per year. None of the other directors receive any separate compensation for serving in that capacity.


NOMINATIONS FOR DIRECTOR

         The Company's Bylaws provide that a shareholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such shareholders' intent to make such nomination must be received by the Secretary of the Company or deposited in the U.S. mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's Annual Meeting. Any shareholder wishing to nominate one or more persons as director must submit the following information in writing: (i) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the shareholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         By requiring advance notice of shareholder nominations, this Bylaw affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The Bylaw does not give the Board of Directors any power to approve or disapprove a shareholder's nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a shareholder from conducting a solicitation of proxies to elect his own slate of directors.


COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

         The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements, except that (i) Joe G. Bost, who was elected Vice President-Upholstery in April 1995, filed his Form 3 reporting ownership of Common Stock in May 1995 and (ii) C. William Cubberley, Jr., Bobby
I. Hodges, Douglas I. Payne, William A. Sibbick and Joe G. Bost each reported in March 1996 a stock option award granted in 1995 under the Company's 1994 Stock Option Plan.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

         The following table sets forth, for the years ended December 31, 1995, 1994 and 1993, the annual and long-term compensation for services in all capacities to the Company of those persons who at December 31, 1995 were the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1995 (collectively, the "Named Executive Officers").


                                            SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
           Name and                                              Annual Compensation    Compensation
           Principal
           Position                                                     Other Annual      Options         All Other
                                  Year      Salary         Bonus      Compensation        Granted     Compensation(1)

ALBERT L. PRILLAMAN               1995    $310,000      $  94,990        $169,646(2)         --            $22,331
Chairman of the Board,            1994     310,000        190,558         110,887(2)      213,827           22,261
President and Chief Executive     1993     310,000        217,000           4,775          26,383           21,316
Officer........................


C. WILLIAM CUBBERLEY, JR.         1995    $195,000       $ 44,814        $  1,426          15,000
Senior Vice President-Sales       1994     195,000         85,619           1,437          40,000
and Marketing..................   1993     195,000         97,500           2,519           2,998


BOBBY I. HODGES                   1995    $149,100       $ 19,151        $  2,908          15,000
Senior Vice President-            1994     142,680         43,907           2,480          38,294
Manufacturing..................   1993     134,004         50,000           3,622           3,729


DOUGLAS I. PAYNE                  1995    $126,000       $ 13,406        $    218          15,000
Vice President of Finance,        1994     120,000         30,735             257          22,115
Treasurer and Secretary........   1993     112,008         30,000             374           1,228


WILLIAM A. SIBBICK                1995    $126,000       $ 13,406        $    414          12,500
Vice President-Product            1994     110,004         30,735             359          17,500
Development and                   1993      94,000         30,000             311
Merchandising..................



------------
(1) All Other Compensation listed for Mr. Prillaman reflects premiums paid by the Company in connection with the split-dollar life insurance agreement maintained with Mr. Prillaman. The 1995 and 1994 amounts also include premiums paid on a term life insurance policy for Mr. Prillaman.

(2) Includes forgiveness of interest and principal, and payroll taxes paid by the Company, with respect to the loan under the Executive Loan Plan for Mr. Prillaman of $156,049 and $98,517 for 1995 and 1994, respectively. See "Certain Relationships and Related Transactions".

OPTION GRANT TABLE

         The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1995 to the Named Executive Officers.

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential Realizable Value at
                                                                                                      Assumed Annual Rates of
                                                                                                      Stock Price Appreciation
                                                     Individual Grants                                     For Option Term
                                                  % of Total
                                                Options Granted      Exercise
                                 Options        to Employees in     Price per      Expiration
           Name                 Granted(1)        Fiscal Year        Share(1)         Date           5% ($)             10% ($)
           ----                 ----------        -----------        --------         ----           ------             -------
Albert L. Prillaman........        --                 --                --             --              --                 --
C. William Cubberley, Jr...      15,000              8.8%             $ 8.75        9/27/05          $82,500           $209,250
Bobby I. Hodges............      15,000              8.8%             $ 8.75        9/27/05          $82,500           $209,250
Douglas I. Payne...........      15,000              8.8%             $ 8.75        9/27/95          $82,500           $209,250
William A. Sibbick.........      12,500              7.4%             $ 8.75        9/27/05          $68,750           $174,375

------------
(1) All grants vest and become exercisable to the extent of 20% of the shares granted as of December 31 of each year from 1995 through 1999; and, in the case of these named officers, March 28, 1996 unless the participant dies or becomes disabled.


OPTION VALUE TABLE

         The following table sets forth information concerning the year-end number and value of unexercised options for each of the Named Executive Officers.

                                            1995 YEAR END OPTION VALUES


                                        Number of Unexercised Options      Value of Unexercised In-the-Money
      Name                                  at Fiscal Year End (#)            Options at Fiscal Year End ($)(1)
      ----                            ------------------------------------  -----------------------------------
                                      Exercisable     Unexercisable         Exercisable           Unexercisable

Albert L. Prillaman...........         111,913           128,297
C. William Cubberley, Jr......         18, 998            39,000           At December 31, 1995, there were
Bobby I. Hodges...............          19,046            37,977                 no In-the-Money Options.
Douglas I. Payne..............          10,074            28,269
William A. Sibbick............           7,503            23,000
-----------

(1) In-the-Money Options are those where the 1995 year-end fair market value of the underlying shares of Common Stock (as determined by the closing price on the Nasdaq National Market) exceeds the exercise price of the option.

      EMPLOYMENT AGREEMENTS. Mr. Prillaman has an employment agreement with the Company which provides that he has the duties of President, Chief Executive Officer and Chairman of the Board of Directors of the Company at a base salary of at least $275,000 per year, subject to annual upward adjustment by the Board. Mr. Prillaman is also entitled to a graduated bonus amount up to a maximum of 70% (which has been increased to 80% for 1995 and 1996 by the Compensation Committee) of his base salary in effect from time to time, contingent upon the achievement of certain threshold profit objectives to be determined by the Board at the beginning of each year. The agreement had an initial term ending December 31, 1993, and is automatically extended for an additional three year term thereafter at the end of each year unless either party to the agreement gives notice on or before December 31 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given and Mr. Prillaman is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three years preceding the year in which notice of termination is given. Mr. Prillaman is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. Upon termination of the employment agreement, the agreement provides that Mr. Prillaman will not compete with the Company for the greater of two years or the remainder of the contract term.

      In addition, the Company has entered into an employment agreement with C. William Cubberley, Jr., Senior Vice President-Sales and Marketing of the Company, on similar terms as discussed above with respect to Mr. Prillaman, except that Mr. Cubberley serves as a Vice President, his base salary is at least $170,000 and he is entitled to receive a graduated bonus amount up to a maximum of 50% (which has been increased to 60% for 1995 and 1996 by the Compensation Committee) of his base salary in effect from time to time.

      In connection with the employment agreement with Mr. Prillaman, the Company has entered into a split-dollar life insurance agreement under which the Company has agreed to pay premiums with respect to a life insurance policy for Mr. Prillaman until the cash surrender value of the policy and all paid up additions are sufficient to repay the Company all premiums and other amounts paid by it and to maintain the policy's death benefit at a level no less than the policy's initial face amount without further premium payments. At such time, Mr. Prillaman is obligated to repay such premiums to the Company. Mr. Prillaman has executed a collateral assignment of his policy in favor of the Company to secure repayment to the Company of the premiums paid on such policies. The initial face amount of the policy for Mr. Prillaman is $1 million. During the year ended December 31, 1995 the Company paid $21,316, in premiums for the policy of Mr. Prillaman.

      DEFINED BENEFIT PENSION PLANS. The Company maintains a qualified defined benefit pension plan for all its eligible employees, The Stanley Retirement Plan (the "Stanley Retirement Plan"). The Company also maintains a nonqualified, unfunded supplemental retirement plan (described below) for certain of its employees.

      The following table shows estimated annual benefits payable in the form of a straight life annuity upon retirement to employees at the specified remuneration and in various years of service classifications, assuming retirement at age 65 on December 31, 1988 before reduction for social security benefits. Internal Revenue Code Section 415 limits are not considered.

                                                               Years of Credited Service
                                                                      (as defined)
  Average Annual
   Compensation             10                15                20                 25                30                  35
   ------------             --                --                --                 --                --                  --
    $125,000.......      $ 18,750          $ 28,125          $ 37,500           $ 46,875          $ 56,250            $ 65,625
     150,000.......        22,500            33,750            45,000             56,250            67,500              78,750
     175,000.......        26,250            39,375            52,500             65,625            78,750              91,875
     200,000.......        30,000            45,000            60,000             75,000            90,000             105,000
     250,000.......        37,500            56,250            75,000             93,750           112,500             131,250
     300,000.......        45,000            65,300            90,000            112,500           135,000             157,500
     350,000.......        52,500            78,750           105,000            131,250           157,500             183,750
     400,000.......        60,000            90,000           120,000            150,000           180,000             210,000
     450,000.......        67,500           101,250           135,000            168,750           202,500             236,250
     500,000.......        75,000           112,500           150,000            187,500           225,000             262,500
     600,000.......        90,000           135,000           180,000            225,000           270,000             315,000
     700,000.......       105,000           157,500           210,000            262,500           315,000             367,500


      Through 1988, the annual retirement benefit is the larger of (a) 1-1/2% of a participant's Final Average Old Formula Earnings multiplied by the participant's years of credited service (as defined) up to a maximum of 37 years, reduced by 2% of the annual primary Social Security benefit multiplied by the years of credited service up to a maximum of 37 years and (b) $30 multiplied by the years of credited service (the "Old Formula"). "Final Average Old Formula Earnings" are the average earnings, excluding gifts and credit awards except as otherwise determined by the administrative committee, deferred compensation (other than amounts deferred by the participant in a 401(k) Plan), and special payments authorized by the Company Board, for the five highest-paid years during the preceding 10 years. Such remuneration is generally equal to the salary and bonuses reported in the compensation table.

      Effective in 1989, the annual retirement benefit is the sum of (a) 75/100 of 1% of Final Average Earnings during each year of service multiplied by years of credited service up to a maximum of 37 years and (b) 1/2 of 1% of Final Average Earnings during each year of service in excess of Covered Compensation multiplied by years of credited service up to a maximum of 35 years (the "New Formula"). Effective January 1, 1994, the maximum of 37 years was eliminated from part (a) of the formula. "Final Average Earnings" are the average of the calendar years of compensation paid excluding gifts and credit awards except as otherwise determined by the administrative committee, deferred compensation (other than amounts deferred by the participant in a 401 (k) Plan), and special payments authorized by the Company Board, from January 1, 1987 through actual retirement age, but not greater than the average of the final five calendar years. Such remuneration is generally equal to the salary and bonuses reported in the compensation table. "Covered Compensation" is the average of the social security taxable wage bases for each calendar year during the thirty-five year period ending with the last day of the calendar year in which a participant attains his social security retirement age.

      Effective on December 31, 1995, future benefit accruals under the Stanley Retirement Plan were curtailed.

      The following table shows estimated annual benefits payable in the form of a straight life annuity upon retirement to employees at the specified remuneration and in various years of service classifications, assuming retirement at age 65 on December 31, 1995 using the New Formula. Internal Revenue Code Section 415 limits are not considered.



                                                               Years of Credited Service
                                                                      (as defined)
    Average Annual
     Compensation               10               15                20               25               30              35
     ------------               --               --                --               --               --              --
      $125,000 .........     $14,329          $21,494            $28,658          $35,823         $42,987          $50,152
       150,000.........       17,454           26,181             34,908           43,635          52,362           61,089
       175,000.........       20,579           30,869             41,158           51,448          61,737           72,027
       200,000.........       23,704           35,556             47,408           59,260          71,112           82,964
       250,000.........       29,954           44,931             59,908           74,885          89,862          104,839
       300,000.........       36,204           54,306             72,408           90,510         108,612          126,714
       350,000.........       42,454           63,681             84,908          106,135         127,362          148,589
       400,000.........       48,704           73,056             97,408          121,760         146,112          170,464
       450,000.........       54,954           82,431            109,908          137,385         164,862          192,339
       500,000.........       61,204           91,806            122,408          153,010         183,612          214,214
       600,000.........       73,704          110,556            147,408          184,260         221,112          257,964
       700,000.........       86,204          129,306            172,408          215,510         258,612          301,714


      The Supplemental Retirement Plan of the Company (the "Supplemental Plan") covers 26 employees and former employees of the Stanley Furniture division. A participant who retires under any provision of the Stanley Furniture Plan will receive a supplemental retirement allowance equal to the excess, if any, of (a) the amount of benefit the participant would have received under the Old Formula over (b) the amount the participant received under the New Formula. The years of credited service for Named Executive Officers as of February 28, 1996 are:
Albert L. Prillaman, 26 years; C. William Cubberley, Jr., 10 years; Bobby I. Hodges, 28 years; and Douglas I. Payne, 12 years; William A. Sibbick, 6 years. Effective on December 31, 1995, future benefit accruals under the Supplemental Plan were curtailed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy

      Under the supervision of the Committee, the Company has developed and implemented executive compensation policies, plans, and programs which seek to enhance the profitability and value of the Company. The primary objective is to align closely the financial interests of the Company's executives with those of its shareholders. The Committee believes that equity ownership by management is beneficial in conforming management and shareholder interests in the enhancement of shareholder value.

      The Committee's philosophy is to integrate management pay with the achievement of both annual and long-term financial performance goals. The compensation package for each officer is designed to recognize individual initiative and achievement. In establishing compensation, the Committee incorporates a number of factors to promote both long and short-term performance of the Company. These factors include earnings, market share growth, cost control efforts, balance sheet strength and organizational developments. The compensation for individual executives is based on both corporate and personal goals, with varying weight being given to individual factors for particular executives. The Committee does not make compensation comparisons with the companies that are used for the performance graph that follows this report.

      The Committee believes that the Company's overall executive compensation package should enable the Company to obtain and retain the services of top executives. The Company operates with a small team of top executives who are given significant and extensive responsibilities. These executives' duties encompass both overall strategic policy of the Company and direct, day-to-day activity in sales, customer communications, product development, marketing, manufacturing and other similar activities. The compensation package is intended to reflect these broad responsibilities.

      The compensation currently paid by the Company is not subject to certain Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to its named executive officers in excess of $1 million per year. These provisions allow full deductibility of certain types of performance-based compensation. If these limitations should become applicable to the Company in the future, the Committee will consider modifications to the Company's compensation practices, to the extent practicable, to provide the maximum deductibility for compensation payments.

      The Company's compensation package for its executive officers consists of base salary, annual performance-based incentive compensation, stock option grants, supplemental retirement benefits and, for certain executive officers, other benefits.

Base Salary

      The Committee sets base salary at the minimum level deemed sufficient to attract and retain qualified executives. By restricting the role of base salary in the compensation package, more of an executive's compensation can be paid in the form of incentives which encourage and reward performance. The base salaries of individual executives are set in light of the responsibilities of the position held and the experience of the individual, with a recognition of the Company's requirements for the top executives to perform many varied tasks.

Annual Incentives

      The Company's annual incentive compensation program, the Executive Incentive Compensation Plan (the "Incentive Plan"), is for corporate officers and key employees who can directly influence the Company's financial results. The employees who participate in the Incentive Plan are selected at the beginning of each fiscal year. Awards under the Incentive Plan are based on the achievement of individual performance and corporate objectives which are established annually in conjunction with adoption of the Company's budget for the next fiscal year. At that time, the Committee sets corporate objectives for the coming fiscal year. For 1995, the performance targets consisted of two elements. The first element was the Company's earnings before interest and taxes ("EBIT"). The EBIT performance of the Company was 60% of the total target. If the Company reached the EBIT target, 60% of the bonus was paid. No bonus is paid if certain EBIT thresholds were not met. The second element representing 40% of the bonus was a mixture of individual targets that reflect the responsibilities of the individual employee. The targets were based on such factors as sales growth, control of costs, quality performance measured by returns and allowances, inventory management and organizational improvements. If the objectives were not achieved, cash bonuses could be paid due to individual achievements at the discretion of the Committee.

      The Committee approved changes to the Incentive Plan for 1996 and future years. Under the revised Incentive Plan, the only performance target is a EBIT goal.

      The performance targets for awards to participating employees under the Incentive Plan are recommended by management of the Company subject to approval by the Committee. An award is set at a percentage of either an employee's base salary or his salary grade compensation midpoint for the fiscal year prior to the year to which the award applies.

Long-Term Incentives

      The Company maintains the Stanley Furniture Company, Inc. 1994 Stock Option Plan and the Stanley Furniture Company, Inc. 1992 Stock Option Plan (the "Option Plans") to provide employees with options to acquire Company stock. All options under the Option Plans must be granted at an option exercise price of 100% of the stock's fair market value on the date of grant.

      In 1995, option grants were made to officers and key employees under the Option Plan. Most option grants were made to key employees below the level of executive officer.

Other Compensation

      The Company also has a Supplemental Retirement Plan covering designated employees and former employees of the Company, including some executive officers. See "Compensation of Executive Officers -Defined Benefit Pension Plans." In addition, the Company has entered into a split-dollar insurance agreement with Mr. Prillaman. See "Compensation of Executive Officers - Employment Agreements." Mr. Prillaman also participates in a stock loan plan.

Chief Executive Officer Compensation

      Mr. Prillaman has an employment agreement with the Company which was primarily negotiated between Mr. Prillaman and the Company's majority shareholder. See "Compensation of Executive Officers -- Employment Agreements." For 1995, Mr. Prillaman's base salary was maintained at the same level as in 1994. Mr. Prillaman's base salary has not increased since 1993. Also, during 1995, Mr. Prillaman did not receive any additional stock option grants.

      A major portion of Mr. Prillaman's compensation is contingent on the Company's performance. Under his employment contract, Mr. Prillaman is entitled to a graduated bonus amount of his base salary in effect from time to time, contingent upon the achievement of EBIT targets and individual goals established by the Committee at the beginning of each year. Mr. Prillaman's potential bonus for 1995 was increased to 80% of base salary from 70% for 1994. For 1995, Mr. Prillaman received 38% of the allowable bonus.

      Mr. Prillaman has received stock option awards under the Option Plans. Mr. Prillaman has also received a Company loan to purchase Company stock. Pursuant to these loans under the Executive Loan Plan, the accrued interest plus one tenth of the principal amount is forgiven by the Company each December 31 if Mr. Prillaman is still employed by the Company. The Committee believes that it is important for Mr. Prillaman as CEO to have a meaningful stock interest in the Company to create additional incentives to maximize shareholder value. Mr.
Prillaman also participates in the Supplemental Retirement Plan and has split-dollar insurance pursuant to the terms of his employment contract.


      The members of the Compensation Committee are:

           David V. Harkins
           C. Hunter Boll
           Edward J. Mack

PERFORMANCE GRAPH

      The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Nasdaq Non-Financial Stock Index, and an industry index, the Wood Household Furniture Index, for the period from November 10, 1992 to December 31, 1995. The Common Stock began trading on the Nasdaq Small-Cap Market on November 10, 1992. In conjunction with a public offering, the Common Stock began trading on the Nasdaq National Market on July 1, 1993. In the graph below, the Company's data points for November 10, 1992 and December 31, 1992 represent the average of the bid and ask prices for such days. The Company's data point for June 30, 1993 reflects the public offering price of $8.50 per share. The Company's data points for December 31, 1993, June 30, 1994, December 31, 1994, June 30, 1995 and December 31, 1995 reflect that day's closing price of the Common Stock on the Nasdaq National Market.



                              [insert graph here]

                                            11/10/92    12/31/92    6/30/93   12/31/93    6/30/94   12/31/94    6/30/95   12/31/05
Stanley Furniture                           100.00       100.00     94.44     148.61      138.89     111.11     84.72      88.89
Wood Household Furniture Index (2)          100.00       120.07    125.29     153.70      120.32     106.82    114.69     133.68
NASDAQ Non-financial Stock Index (3)        100.00       107.13    111.34     123.69      108.59     118.54    147.40     162.99



(1) The graph shows the cumulative total return on $100 invested on November 10, 1992 in Common Stock or specified index - including reinvestment of dividends.

(2) SIC Code 2511 Wood household Furniture Index as prepared by Media General Financial Services, Inc. ("Media General"). At February 12, 1996, Media General reported that SIC Code 2511 consisted of: Ameriwood Industries International Corp., Bassett Furniture Industries, Inc., Bush Industries Inc., Chromcraft Revington Inc., DMI Furniture, Inc., Ethan Allen Interiors, Interco Incorporated, Ladd Furniture Inc., Masco Corp., O'Sullivan Industrial Holdings, Inc., Pulaski Furniture Corp., Stanley Furniture Company, Inc. and Wellington Hall, Ltd.

(3) Nasdaq Non-Financial Stock Index prepared for the Nasdaq Stock Market by the Center for Research in Securities Prices at the University of Chicago.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company is a party to a Management Agreement, pursuant to which the Company's predecessors engaged the Lee Company for the purposes of providing them with substantial consulting services and management advisory services. These services have been and will be in the field of financial and strategic corporate planning and such other management areas as the parties mutually agree. These services have included advice concerning strategic corporate planning, potential acquisitions and financial planning. The term of this Agreement began on September 29, 1988 and will expire on September 30, 1998. In consideration for the services provided by the Lee Company under the Management Agreement, the Company pays the Lee Company $250,000 annually. Management did not obtain bids from third parties for similar services before the Company entered into the Management Agreement.

         On December 2, 1994, the Compensation Committee awarded Albert L. Prillaman a loan to acquire 50,000 shares under the Company's Executive Loan Plan, and Mr. Prillaman delivered a non-recourse promissory note payable to the Company. The promissory note bears interest at the rate of 7.6% per annum. One tenth of the principal amount plus accrued interest is due each December 31 until 1998 and the remaining principal is due January 2, 1999. Pursuant to this loan under the Executive Loan Plan, the accrued interest plus one tenth of the initial principal amount will be forgiven by the Company each December 31 if Mr. Prillaman is still employed by the Company. The principal amount outstanding under the note delivered by Mr. Prillaman was $450,000 on January 1, 1995 and $400,000 on February 29, 1996. Upon a "change of control" (as defined in the Executive Loan Plan) the entire principal amount plus accrued interest is forgiven. The Company has agreed to reimburse Mr. Prillaman for income taxes payable as a result of the forgiveness of interest and principal on the loan amount.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 29, 1996, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director, by each of the Named Executive Officers and by all directors and executive officers as a group:



                                                                      Amount and Nature                Percent of
                           Name                                    of Beneficial Ownership                Class
ML-Lee Acquisition Fund, L.P.(a)...........................             2,675,552(b)                      56.6%
Brinson Partners, Inc. (c).................................               479,545(c)                      10.1%
Piedmont Capital Management Corporation(d).................               238,200                          5.0%
Albert L. Prillaman(e).....................................               220,810(f)                       4.5%
Bobby I. Hodges(e).........................................                33,257(g)                       (h)
C. William Cubberley, Jr.(e)...............................                26,511(i)                       (h)
Douglas I. Payne(e)........................................                13,939(j)                       (h)
William A. Sibbick(e)......................................                10,003(l)                       (h)
David V. Harkins(k)........................................                 2,581(b)(m)                    (h)
C. Hunter Boll(k)..........................................                 1,548(b)(n)                    (h)
Edward J. Mack(e)..........................................                 1,162                          (h)
All directors and executive officers
   as a group (9 persons)..................................               316,837(b)(o)                    6.4%

------------------------
(a) The business address for such beneficial owner is c/o Merrill Lynch Investment Banking Group, World Financial Center, South Tower, New York, New York 10080-6123.

(b) In addition, the Lee Fund II owns an aggregate of 41,616 shares (0.88%) of the Common Stock. Each of THL Advisors I (with respect to the Lee
         Fund), THL Advisors II (with respect to the Lee Fund II), Thomas H. Lee, as Trustee of THL Advisors I and THL Advisors II and an individual general partner of the Lee Fund and the Lee Fund II, David V. Harkins, as Senior Vice President and Trustee of THL Advisors I and Senior Vice President of Mezzanine II, and C. Hunter Boll, as Vice President of THL Advisors I and Mezzanine II, may be deemed to be beneficial owners of the 2,675,552 and 41,616 shares held by the Lee Fund and the Lee Fund II, respectively. Each of THL Advisors I, THL Advisors II, Mr. Lee, Mr. Harkins and Mr. Boll disclaim beneficial ownership of such shares. Thomas H. Lee is also the sole beneficiary of the 1989 Thomas H. Lee Nominee Trust (the "Trust") which holds 30,409 (0.64%) shares of the Common Stock.

(c) The information with respect to Brinson Partners, Inc. ("BPI") is based upon the Schedule 13G dated February 9, 1996 filed by BPI together with Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). The
         Schedule 13G indicates that BPI, BHI, SBCUSA and SBC share voting and dispositive power with respect to the reported shares and that BTC, a wholly-owned subsidiary of BPI, shares voting and dispositive power with respect to 127,309 of such shares. BPI is a wholly-owned subsidiary of BHI. BHI is a wholly-owned subsidiary of SBCUSA, which is a wholly-owned subsidiary of SBC. The business principal address of BPI, BTC and BHI is 209 South LaSalle, Chicago, Illinois 60604. The principal business address of SBCUSA is 222 Broadway, New York, New York 10038. The principal business address of SBC is Aeschenplatz 6CH-4002, Basel, Switzerland.

(d) The information with respect to Piedmont Capital Management Corporation ("Piedmont") is based upon the Schedule 13G dated January 22, 1996 filed by Piedmont, whose principal business address is One James Center, Suite 1400, Richmond, Virginia 23219.

(e) The business address for such persons is c/o Stanley Furniture Company, Inc., Route 57 West, Stanleytown, Virginia 24168.

(f) Includes 161,913 shares which could be acquired through exercise of stock options and pursuant to Executive Loan Plan.

(g) Includes 22,046 shares which could be acquired through exercise of stock options.

(h)      Less than 1%.

(i) Includes 21,998 shares which could be acquired through exercise of stock options.

(j) Includes 13,074 shares which could be acquired through exercise of stock options.

(k) The business address for such persons is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

(l) Represents 10,003 shares which could be acquired through exercise of stock options.

(m) Includes 1,290 shares Mr. Harkins may receive in respect of shares of Common Stock he presently has a right to purchase from the Trust.

(n) Includes 774 shares Mr. Boll may receive in respect of shares of Common Stock he presently has a right to purchase from the Trust.

(o) Includes 234,660 shares which could be acquired through exercise of stock options and pursuant to Executive Loan Plan and includes 1,400 held by a pension fund for the benefit of an executive officer, beneficial ownership of which is disclaimed by such officer.



                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors selected the firm of Coopers & Lybrand L.L.P. as independent public accountants for the Company for 1996, subject to ratification by the shareholders. Action by shareholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Board in order to give the shareholders an opportunity to ratify the Board's selection. If the shareholders do not ratify the selection of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of Coopers & Lybrand L.L.P., as independent public accountants for 1996.

         Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER BUSINESS

         Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                             ADDITIONAL INFORMATION


         VOTING PROCEDURES. Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of the matters to be considered at the meeting will require the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock represented at the meeting, unless otherwise indicated. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently. With respect to the election of directors, the nominee receiving the greatest number of votes cast for the election of directors will be elected.

         A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count toward a quorum. "Broker non-votes" will not count toward a quorum and will not be voted on any matter to be considered at the meeting.


         SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING. Any shareholder desiring to present a proposal to the shareholders at the 1997 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before November 8, 1996. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.


                                       By Order of the Board of Directors,

                                                Douglas I. Payne
                                                   Secretary



March 8, 1996

REVOCABLE PROXY
                        STANLEY FURNITURE COMPANY, INC.

                Annual Meeting of Shareholders - April 25, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the "Company") held of record by the undersigned on February 29, 1996, at the Annual Meeting of Shareholders to be held April 25, 1996, and at any adjournment thereof.

(1) ELECTION OF DIRECTORS
    ( )  FOR nominee listed below     ( ) WITHHOLD AUTHORITY to vote for nominee
                                          listed below


    NOMINEE:  C. Hunter Boll


(2) Ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants of the Company for 1996.

          ( )  FOR             ( )  AGAINST            ( )  ABSTAIN


(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

    All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on April 25, 1996, receipt of which is hereby acknowledged.

                          (Continued and to be dated and signed on reverse side)

                         (continued from reverse side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

   The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.


                                        Please  date this  Proxy Card and sign
                                        your name exactly as it appears hereon.
                                        Where  there is more than one owner,
                                        each  should  sign.  When  signing  as
                                        an attorney, administrator, executor,
                                        guardian or trustee, please add your
                                        title as such. If executed by a
                                        corporation,  this Proxy Card should be
                                        signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

                                        Dated ___________________________, 1996.

                                        ---------------------------------------

                                        ---------------------------------------

                                        Please promptly mark,  sign, and mail
                                        this Proxy Card in the enclosed
                                        envelope. No postage is required.